Exhibit 99.1

Media Contact:

Jeff Leshay

Senior Vice President of Public Relations

(847) 585-2005

Investor Contact:

Jason Friesen

Senior Vice President of Finance, Investor Relations and Treasurer

(847) 585-3899

American InterContinental University Statement on the Report Issued by

the Department of Education Office of Inspector General Regarding the

Higher Learning Commission

HOFFMAN ESTATES, Ill. (May 27, 2010) – American InterContinental University (AIU or the University) has reviewed the final management information report posted Tuesday by the U.S. Department of Education Office of Inspector General (OIG) regarding The Higher Learning Commission of the North Central Association of Colleges and Schools (HLC). The report focuses on HLC’s standards and procedures regarding its measurement of academic program length and credit hours.

AIU does not believe the report raises any substantive points with respect to the University other than those already set forth in the OIG’s December 17, 2009 Alert Memorandum. AIU responded to the Alert Memorandum at that time indicating that the OIG’s suggestion that the HLC failed to act diligently in accrediting AIU was unfounded, and the University unequivocally stands by that statement. HLC granted initial accreditation for a five-year period to AIU in May 2009.

In January 2010, following OIG’s release of its Alert Memorandum, an advisory team previously commissioned by the HLC conducted a comprehensive review of AIU, with particular focus on program integrity. Last week, AIU received the HLC advisory team’s final report, which did not cite AIU for any violations of any HLC accreditation criteria, including but not limited to those related to program length and credit hours. Nor did the report recommend any sanction or limitation on AIU’s accreditation status. AIU believes that the advisory team’s review of the University was carefully structured and thorough, and AIU strongly supports the principle of quality assurance in the form of accreditation being conducted by independent accrediting bodies such as HLC.

As part of AIU’s ongoing institutional effectiveness program, in February 2010 the University introduced a new undergraduate credit structure that further addresses the recommendations raised by the HLC last year regarding upper-division bachelor’s degree credit equivalence. The HLC advisory team has recommended a focused visit for 2011 or 2012 to evaluate the University’s transition to this new credit structure. All new undergraduate students starting at AIU are enrolled in programs with this new credit structure.

AIU understands that the advisory team’s final report will be submitted to the HLC Institutional Actions Council (IAC) for review in mid-June and subsequently to the HLC Board of Trustees for validation. While AIU is encouraged by the conclusions of the advisory team, the University notes that HLC is not required to accept the findings or recommendations contained in the advisory team’s final report and could order additional monitoring or other action against AIU.

As AIU stated in December, all of the University’s degree programs have been developed and implemented in a manner fully consistent with good practice and contemporary learning theory. AIU remains absolutely committed to its responsibilities as an accredited member of HLC and to offering educational opportunities in accord with best practices of American higher education and which produce successful outcomes for the University’s students.

About American InterContinental University

Founded in Europe in 1970, American InterContinental University offers a wide range of undergraduate and graduate degrees in programs such as business, IT, criminal justice and design at U.S. campuses in Atlanta, Houston, Weston, Fla.; an international campus in London; and an internet-based online campus headquartered in suburban Chicago. The award-winning AIU Online Virtual Campus was recognized as “Best of the Best” in the 2009 Computerworld Honors Program.

AIU is accredited by The Higher Learning Commission and a member of the North Central Association. For more info visit www.ncahigherlearningcommission.org or call 312-263-0456.

AIU is a member of the Career Education Corporation (NASDAQ:CECO) network of universities, colleges and schools. For more info visit www.aiuniv.edu or www.aiuonline.edu. AIU does not guarantee salary or employment.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to Career Education Corporation (CEC) and are subject to various risks, uncertainties and other factors that could cause its actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, CEC undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect CEC’s financial condition and operations, include, but are not limited to, the following: availability of Title IV and other student financial aid or loans for CEC’s students; Congress’ willingness or ability to maintain or increase funding for Title IV programs; the outcome of the U.S. Department of Education’s current rulemaking process addressing gainful employment and other issues that may significantly impact CEC’s operations or profitability; potential higher bad debt expense or reduced revenue associated with requiring students to pay more of their educational expenses while in school or with directly providing extended payment plans to CEC’s students; increased competition; the effectiveness of CEC’s regulatory compliance efforts; impairment of goodwill and other intangible assets as CEC continues to redefine the company and manage its brands and marketing to improve effectiveness and reduce costs; charges and expenses associated with exiting excess facility space, CEC’s ability to comply with accrediting agency requirements or obtain accrediting agency approvals for existing or new programs, including AIU’s ability to satisfactorily address concerns of HLC which are subject to an ongoing review by HLC; CEC’s dependence on information technology systems; CEC’s ownership or use of intellectual property; costs and impacts of regulatory, legal and administrative actions, proceedings and investigations, governmental regulations, and class action and other lawsuits; CEC’s ability to manage and continue growth; and other factors discussed in CEC’s Annual Report on Form 10-K for the year ended December 31, 2009, CEC’s Quarterly Reports on Form 10-Q for the most recent fiscal quarters, and from time to time in CEC’s current reports filed with the Securities and Exchange Commission.

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